Japanese market closure impacts AV premiums
USPB Adjusts Its Age Verified Premium	Grid Results Reflect Strong Spread

U.S. Premium Beef’s Age Verified (AV) premiums have been adjusted to reflect current market conditions in Japan.

     “We hope the Japanese market will reopen soon which is why we decided to continue our Age Verified premiums at $10 per head instead of completely eliminating them,” Steve Hunt, USPB CEO, said. “We’ll continue to evaluate that situation and make adjustments as needed based on when we’re able to get back into that market.”

     In the meantime, USPB will also adjust its four week advance scheduling premium to reflect current market conditions. AV cattle scheduled before January 30 for delivery four weeks in advance will receive the $5 per head bonus. AV Cattle scheduled January 30 or later will not be eligible for the $5 per head bonus unless the Japanese market is open and our company is actively shipping product into that market.

     As has always been USPB's policy, AV premiums will be subject to change based on market conditions. "If additional export markets reopen, our Age Verified premiums will reflect the terms of U.S. agreements with those countries and the supply and demand factors that affect how we're able to serve those markets," Hunt explained.

     As a reminder, feedyards who want to deliver AV cattle through USPB must be AV trained by USPB/NBP staff or be certified by another USDA approved program. Please call our office at 866877-2525 at least 30 days in advance of cattle delivery if you want to schedule AV training through USPB/NBP.♦

By Brian Bertelsen,
Director of Field Operations

The fiscal year 2006 delivery year is nearly half completed. Overall premiums on both grids have increased significantly compared to the same period a year ago. This can be attributed to an unseasonably wide Choice/Select spread, decreased Yield Grade discounts and strong Yield benefit ..

     See the USPB Benchmark Performance Data table on page 2 for results of cattle marketed on both grids during fiscal year 2006 and the same period last year. USPB Quality grades have been lower on both grids. However, Choice/Select spreads were $6.40/cwt higher than in the same time period a year ago. On the Market grid, the combination of a wider Choice/Select spread and lower plant averages has actually increased the premium paid for Quality grade. Across the industry, the percentage of cattle grading Choice and Prime has also decreased compared to last year.

USDA’s Choice/Select spread has averaged $6.40/ cwt more in fiscal year 2006 compared to the same time period in fiscal year 2005.

     USPB cattle have been yielding well, especially from Kansas and southern states that have experienced favorable weather and pen conditions. As a result, yield premiums are higher, especially on the Market grid which attracts cattle with more Continental breed inﬂuence.

     The USPB percentage of Yield Grade 4 and 5 carcasses has increased from a year ago, but since plant averages are also higher, the discount has signiﬁcantly decreased. On average, cattle on the Market grid are actually averaging a small premium for Yield Grade. This trend of increased Yield Grade 4 and 5 carcasses has also been occurring across the entire industry.

     Overall, USPB cattle were placed on feed weighing 12 pounds more and they were fed 4 fewer days in fiscal year 2006 compared to last year. A greater percentage of heifers have been delivered so far this year. Within those heifers, fewer of them have been black-hided. Yet, the Market grid has seen an increase in the percentage

…continued on page 2

Informational Meetings Set For February and March Staff will discuss how to benefit more from participating in USPB.
USPB producers will have numerous opportunities to learn more about how to maximize the benefits of participating in their company at one of nine meetings staff will host in the next two months.

     Topics of discussion will include our Age Verified program, carcass performance and premium results from cattle marketed on the company's Base and Market grids. These meetings are open to prospective members, so if you have a neighbor who would like to learn more about USPB, please invite them to attend. All meetings will start at 6:30 p.m. local time. Please call our office at 866-877-2525 for more information.♦

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

QSS Members To Conduct Spring Sales
Private treaty sales offered as well.

The following U.S. Premium Beef Qualified Seed-stock Suppliers (QSS) have bull sales scheduled during February, March and April. Please visit USPB’s home page (www.uspremiumbeef.com) for QSS links that detail sale times and locations as well as information on the cattle being offered at these sales.

Grid Results reflect Strong C/S Spread…   continued from page 1

of black cattle, likely due to its increase in Quality Grade premiums. This year, over 34 percent of USPB cattle have been delivered on the Market grid which was first introduced in December 2004.
     In summary, premiums have been strong on both USPB grids even during times of unusually strong cash markets which typically encourage producers to market cattle leaner. Please call our office at 866-877-2525 if you have any questions regarding which grid to market your cattle.♦

Trumbull Genetics	February 24

Did You Know...
√ U.S. Premium Beef’s fiscal year 2006 is nearing the halfway point. If you need to lease delivery rights to market additional cattle or have Class A units that you will not be able to deliver against this fiscal year, please call our office at 866-8772525.♦

Lyons Ranch	March 6
Briarwood Farms	March 11-12
Bar Arrow Cattle Co.	March 14
Spring Valley Ltd.	March 14
Molitor Angus Ranch	March 18
Pelton Simmental/Red Angus	March 22
Oleen Brothers	March 27
Rishel Angus	March 27
Larson Angus Ranch	March 29
Cow Camp, Inc.	April 1
Gardiner Angus Ranch	April 1
In addition, the following USPB Qualified Seedstock Suppliers will sell bulls at private treaty during the spring months:
Blair Brothers Angus Dalebanks Angus Heartland Cattle Co.	Chair Rock Angus Harms Plainview Ranch McCurry Angus

USDA’s C/S Spread Rewards Quality
 Even though the USDA Choice/Select spread has narrowed in recent weeks, it remains wider than normal for this time of year making this an excellent time to deliver cattle that will exceed Quality grade thresholds on either USPB grid.♦

U.S. Premium Beef, LLC P.O. Box 20103 Kansas City, MO 64195 ADDRESS SERVICE REQUESTED	Presort First Class US Postage Paid Kansas City, MO Permit #6412